UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 19, 2009, YRC Regional Transportation, a subsidiary of YRC Worldwide Inc., announced to its customers that in support of its continuing efforts to optimize its networks, reduce costs and ensure that its regional brands remain strong and viable during the current economic recession, YRC Regional Transportation is taking the following actions:

•

Holland, a subsidiary of YRC Regional Transportation, will serve the areas of Baltimore, MD; Albany and Syracuse, NY; and Allentown, Bedford, DuBois, Harrisburg, Philadelphia and Wilkes-Barre, PA, through a partnership with New Penn and will discontinue operations at the nine Holland service centers in these same markets, and

•	Holland will serve the areas of Richmond, VA and Wichita, KS, through a partnership with YRC and will discontinue operations at the Holland service centers in these two markets.

The discontinuation of operations at the Holland service centers is expected to occur by the end of the first quarter of 2009.

These actions are expected to result in a $25 million to $30 million annual increase in operating income for YRC Regional Transportation. The company expects to incur about $8 million to $10 million of one-time shutdown costs, which consist primarily of employee severance, lease terminations and other facilities costs. These charges are expected to be recognized in the first quarter of 2009.

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “expected,” “will” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The company’s expectations regarding its operating income due to the changes to the Regional Transportation networks are only its expectations regarding this matter. The actual operating income improvement could differ materially based on a number of factors, including (among others) the factors identified in the immediately preceding paragraphs, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction, the need to replace any unanticipated losses in capital assets, approval of the affected unionized employees of changes needed to complete the changes to the networks under the company’s union agreements, the ability of the company to receive expected price for its services and customer acceptance of those services.

The company’s expectations regarding the timing of the discontinuation of operations at the service centers, the one-time shutdown costs and the timing of those costs are only its expectations regarding these matters. The actual date of the discontinuation of operations could differ based on a number of factors including (among others) the timing of our ability to transport our customers’ freight from each of the affected service centers. Actual shutdown costs and the timing of those costs could differ based on a number of factors including (among others) our ability to enter into, and the terms of, lease termination agreements for the leased properties, the accuracy of our estimates regarding the fair market value of the owned properties, our ability to enter into agreements to sell the owned properties and our ability to identify all costs related to the closing of the service centers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: March 20, 2009	By:	/S/ SHEILA K. TAYLOR
Sheila K. Taylor
Vice President – Investor Relations